Exhibit 10.3

PERFORMANCE SHARE UNIT AGREEMENT

Pursuant to the

CONSTELLATION BRANDS, INC.

LONG-TERM STOCK INCENTIVE PLAN

Name of Participant:

Date of Grant:

Target Number of Performance Share Units:

Value of Each Unit on Date of Grant:

Service Vesting Date:         [Vesting Date]

Constellation Brands, Inc. (the “Company”) hereby awards to the designated participant (“Participant”), the opportunity to receive the Performance Share Units described herein under the Company’s Long-Term Stock Incentive Plan (the “Plan”). Performance Share Units consist of the right to receive shares of Class A Common Stock, par value $.01 per share, of the Company (“Shares”). Generally, the Participant will not receive any Performance Share Units unless specified service and performance requirements are satisfied. This Performance Share Unit Agreement is subject to the attached Terms and Conditions of Performance Share Unit Agreement (collectively with this document, this “Agreement”) and terms of the Plan.

PLEASE BE SURE TO READ ALL OF THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT. FOR EXAMPLE, IMPORTANT ADDITIONAL INFORMATION ON VESTING AND FORFEITURE OF THE PERFORMANCE SHARE UNITS COVERED BY THIS AWARD IS CONTAINED IN SECTIONS 2 THROUGH 8 OF THE TERMS AND CONDITIONS. TO THE EXTENT ANY CAPITALIZED TERMS USED IN THE TERMS AND CONDITIONS ARE NOT DEFINED HEREIN, THEY WILL HAVE THE MEANING ASCRIBED TO THEM IN THE PLAN.

BY MY ELECTRONIC ELECTION TO ACCEPT THE TERMS AND CONDITIONS OF THIS GRANT OF PERFORMANCE SHARE UNITS (WHICH SERVES AS MY ELECTRONIC SIGNATURE OF THIS AGREEMENT), I AGREE THAT MY PARTICIPATION IN THE PLAN IS GOVERNED BY THE PROVISIONS OF THE PLAN AND THIS AGREEMENT. IF I FAIL TO ACCEPT THE TERMS AND CONDITIONS OF THIS AWARD WITHIN NINETY (90) DAYS OF THE DATE OF GRANT SET FORTH ABOVE, THE COMPANY MAY DETERMINE THAT THIS AWARD HAS BEEN FORFEITED.

TERMS AND CONDITIONS OF PERFORMANCE SHARE UNIT AGREEMENT

1.        Summary.   The Company hereby awards to the Participant under the Plan as a separate incentive and not in lieu of any salary or other compensation for his or her services the opportunity to receive Performance Share Units, subject to all of the terms and conditions in this Agreement and the Plan. Generally, the Participant will not receive any Performance Share Units unless the specified service and performance requirements set forth herein are satisfied.

2.        Vesting in Performance Share Units.

(a)         Performance and service vesting requirements.   Except as otherwise provided in Section 2(b), both performance and service vesting requirements must be satisfied before the Participant can earn Performance Share Units under this Agreement. With certain exceptions noted below, the Participant will vest in his/her right to receive Performance Share Units under this Agreement if the Participant remains in continuous employment with the Company or its Subsidiaries until the Service Vesting Date (as set forth on the first page of this Agreement) and the Company achieves the “Relative Total Stockholder Return” targets specified in Schedule A. If the Participant remains in continuous employment with the Company or its Subsidiaries until the Service Vesting Date, the Participant shall vest in his/her right to receive a number of Performance Share Units based on the performance matrix set forth in Schedule A. Schedule A sets forth how the number of the Participant’s vested Performance Share Units is calculated.

(b)        Special Vesting Rules.

(i)        Death or PSU Disability.   If the Participant dies or incurs a PSU Disability (as defined below) while employed by the Company or its Subsidiaries prior to the Service Vesting Date, the Participant shall vest in a number of Performance Share Units equal to the number of the Participant’s Target Number of Performance Share Units, provided that such Performance Share Units were not previously forfeited. A “PSU Disability” is a disability as defined under Treasury regulation section 1.409A-3(i)(4)(i)(A) which generally means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Any Performance Share Units that do not vest under this provision shall be forfeited upon the Participant’s death or PSU Disability.

(ii)        PSU Change in Control.   The Performance Share Units are subject to the following rules in the event the Participant remains in continuous employment with the Company or its Subsidiaries until the date of a change in control described in this subsection, which rules shall apply in lieu of the default Change in Control provisions under the Plan. Upon the occurrence of an event that: (A) occurs before the Service Vesting Date; (B) is a Change in Control; and (C) constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 409A and the Treasury regulations and guidance issued thereunder (“Section 409A”) (a “PSU Change in Control”), the Participant shall vest in a number of Performance Share Units equal to the number of the Participant’s Target Number of Performance Share Units;

provided that such Performance Share Units were not previously forfeited. Any Performance Share Units that do not vest upon a PSU Change in Control shall be forfeited upon the PSU Change of Control.

(iii)       Retirement.   Subject to the requirements of Section 8(d), if the Participant ceases to be employed by the Company and its Subsidiaries prior to the Service Vesting Date as a result of the Participant’s Retirement at any time on or after November 1, 20__, the Participant shall be deemed to have met the service vesting requirements under this Agreement and shall be eligible to receive a number of Performance Share Units equal to (X) multiplied by (Y), where: (X) equals the a number of Performance Share Units to which the Participant would be entitled based on actual performance during the Valuation Period as described in the performance matrix set forth in Schedule A; and (Y) is a ratio, the numerator of which equals the number of days the Participant remained in continuous employment with the Company and its Subsidiaries from the beginning of the Valuation Period as described in the performance matrix set forth in Schedule A (“Performance Start Date”) until Retirement, and the denominator of which equals the number of days from the Performance Start Date through the end of the Valuation Period as described in the performance matrix set forth in Schedule A. For purposes of this Agreement:

(1)         “Retirement” means the Participant ceases to be employed by the Company and its Subsidiaries for any reason other than Cause, death or disability (including but not limited to a PSU Disability) on or after the date the Participant attains Retirement Eligibility with respect to this Award;

(2)        “Retirement Eligibility” with respect to this Award means a Participant attaining age sixty (60) and completing ten (10) Full Years of continuous employment with the Company and its Subsidiaries; and

(3)        “Full Year” means a twelve-month period beginning on the date of the Participant’s commencement of service for the Company or a Subsidiary and each anniversary thereof.

The Participant’s continuous employment with the Company and its Subsidiaries shall be determined by the Committee in its sole discretion (subject to Section 7 and other applicable requirements of Section 409A, to the extent applicable).

(iv)        Other Termination.   In the event that the Participant ceases to be employed by the Company or its Subsidiaries prior to the Service Vesting Date or, if earlier, the date of a PSU Change in Control for any reason other than death or Retirement, the Participant shall forfeit his/her right to all unvested and unpaid Performance Share Units. The Participant will cease to be employed by the Company and its Subsidiaries if the Participant is employed by an entity that ceases to be a Subsidiary.

(v)         Leave of Absence.   Unless otherwise determined by the Committee or required under Section 409A, an authorized leave of absence pursuant to a written agreement or other leave entitling the Participant to re-employment in a comparable position by law or Rule shall not constitute a termination of employment for purposes of the Plan and shall not interrupt the Participant’s continuous employment with the Company and its Subsidiaries unless the Participant does not return at or before the end of the authorized leave or within the period for which re-employment is guaranteed by law or Rule.

3.        Time and Form of Payment.   Payouts of vested Performance Share Units shall be made in the form of shares of the Company’s Class A Stock. Each Performance Share Unit awarded under this Agreement consists of the right to receive one share of Class A Stock. Vested Performance Share Units shall be paid as follows:

(a)        Payments for Reasons other than Death, PSU Disability and PSU Change of Control.   The Participant’s vested Performance Share Units under Sections 2(a) and 2(b)(iii), as applicable, shall be paid on or after May 1, 20__ but no later than May 15, 20__, but payment shall only be made after the Committee completes the written certification set forth in Section 6(d) below with respect to this Award and subject to Section 8(d) (if applicable).

(b)        Death or PSU Disability.   If the Participant dies or incurs a PSU Disability while employed by the Company or its Subsidiaries prior to the Service Vesting Date, the Participant’s vested Performance Share Units shall be paid within thirty (30) days following the date of the Participant’s death or PSU Disability.

(c)        PSU Change in Control.   Upon the occurrence of an event that is a PSU Change in Control, the Participant’s vested Performance Share Units shall be paid on or within thirty (30) days following the date of such PSU Change in Control.

4.         Committee Discretion.   The Committee, in its absolute discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Performance Share Units at any time; provided that, the time or schedule of any amount to be settled pursuant to the terms of this Agreement that provides for the deferral of compensation under Section 409A, may not be accelerated except as otherwise permitted under Section 409A. The Committee has complete and full discretionary authority to make all decisions and determinations under this Agreement, and all decisions and determinations by the Committee will be final and binding upon all persons, including, but not limited to, the Participant and his/her personal representatives, heirs and assigns.

5.         Death of Participant.   Any distribution or delivery to be made to the Participant under this Agreement shall, if the Participant is then deceased, be made to the Participant’s designated beneficiary, or if no beneficiary survives the Participant, the Participant does not designate any beneficiary or the Committee does not permit beneficiary designations, to the administrator or executor of the Participant’s estate. Any designation of a beneficiary by the Participant shall be effective only if such designation is made in a form and manner acceptable to the Committee. Any such permitted transferee upon the Participant’s death must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

6.         Code Section 162(m).   This Award is intended to comply with the requirements of Code Section 162(m) and the provisions of this Award shall be interpreted and administered consistently with that intent. In that light, the following rules shall apply to the award:

(a)         The Committee shall establish the performance targets and terms of this Agreement within 90 days of the commencement of the Company’s 20__ fiscal year. The satisfaction of the performance targets for paying Performance Share Units shall be substantially uncertain at the time they are established.

(b)         The amount of Performance Share Units that vest shall be computed under an objective formula and the Committee shall have no discretionary authority to increase the amount of the Performance Share Units that vest or alter the methodology for calculating the Performance Share Units that vest, except as permitted by Code Section 162(m) and the Plan.

(c)         The maximum aggregate number of Shares underlying the Awards of Performance Share Units (together with any Restricted Stock Units) granted under the Plan to any one Participant during any fiscal year of the Company cannot exceed 2,000,000 Shares.

(d)         Before any Performance Share Units are paid to the Participant, the Committee will certify, in writing, the Company’s satisfaction of the pre-established performance target and the number of Performance Share Units payable to the Participant.

7.         Code Section 409A.   Performance Share Units are generally intended to be exempt from Section 409A as short-term deferrals and, accordingly, the terms of this Agreement shall be construed to preserve such exemption. To the extent that Performance Share Units granted under this Agreement are subject to the requirements of Section 409A, this Agreement shall be interpreted and administered in accordance with the intent that the Participant not be subject to tax under Section 409A. Neither the Company nor any of its Subsidiaries shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of participation in the Plan, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Section 409A, unless otherwise specified.

8.         Settlement of Performance Share Units.

(a)         Status as a Creditor.   Unless and until Performance Share Units have vested in accordance with Section 2 above and become payable under Section 3 above, the Participant will have no settlement right with respect to any Performance Share Units. Prior to settlement of any vested Performance Share Units, the vested Performance Share Units will represent an unfunded and unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The Participant is an unsecured general creditor of the Company, and settlement of Performance Share Units is subject to the claims of the Company’s creditors.

(b)         Form of Settlement.   Performance Share Units will be settled in the form of Shares of Class A Stock. Fractional Shares will not be issued upon the vesting of Performance Share Units. In the event that a fractional Share is owed to the Participant, instead of paying such fractional Share, the Company shall round up the Shares that are payable to the Participant to the nearest whole number. Upon issuance, Shares will be electronically transferred to an account in the Participant’s name at the provider then administering the Plan as it relates to the Performance Share Units.

(c)         Clawback.   If the Company subsequently determines that it is required by law to include an additional “clawback” or “recoupment” provision to outstanding awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision shall automatically apply to this Award, as applicable, as if it had been included on the Date of Grant.

(d)         Execution of Separation Agreement and Release.   The Company may require, in its sole discretion, that Shares to be delivered as a result of the Participant’s Retirement, if any, shall only be delivered if the Participant executes and delivers to the Company, a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that the Participant may have through the date of such release against the Company or its affiliates and such release becoming legally effective and not subject to revocation within thirty (30) days following the Participant’s termination of employment. To the extent applicable, if the requirements of the preceding sentence have not been met, the participant will not be entitled to receive any Shares under any Performance Share Units that would otherwise vest as a result of the Participant’s Retirement. The provisions of this Section 8(d) shall not affect the timing of the issuance of Shares provided under Section 3(a).

9.         Tax Liability and Withholding.   The Company or one of its Subsidiaries shall assess and withhold any federal, state or local income taxes, social security taxes, or other employment withholding taxes that may arise or be applicable in connection with the Participant’s participation in the Plan, including, without limitation, any tax liability associated with the grant or vesting of the Performance Share Units or sale of the underlying Shares (the “Tax Liability”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s or the Subsidiary’s actions in this regard, the Participant hereby acknowledges and agrees that the Tax Liability shall be the Participant’s sole responsibility and liability.

The Participant acknowledges that the Company’s obligation to issue or deliver Shares shall be subject to satisfaction of the Tax Liability. Unless otherwise determined by the Company, withholding obligations shall be satisfied by having the Company or one of its Subsidiaries withhold all or a portion of any Shares that otherwise would be issued to the Participant upon settlement of the vested Performance Share Units; provided that amounts withheld shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations. Such withheld Shares shall be valued based on the Fair Market Value as of the date the withholding obligations are satisfied. The Company or one of its Subsidiaries may also satisfy the Tax Liability by deduction from the Participant’s wages or other cash compensation paid to the Participant by the Company or the Subsidiary. If the Company or a Subsidiary does not elect to have withholding obligations satisfied by either withholding Shares or by deduction from the Participant’s wages or other compensation paid to the Participant by the Company or the Subsidiary, the Participant agrees to pay the Company or the Subsidiary the amount of the Tax Liability in cash (or by check) as directed by the Company or the Subsidiary. Notwithstanding anything to the contrary in the Plan, the Participant shall not be entitled to satisfy any Tax Liability or withholding obligations that arise as a result of this Agreement by delivering to the Company any shares of capital stock of the Company.

10.         Rights as Stockholder.   Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a stockholder of the Company in respect of any Performance Share Units (whether vested or unvested) or underlying Shares unless and until such Performance Share Units vest and the corresponding Shares are issued. After such issuance, the Participant shall have the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares, if any.

11.         Acknowledgments.   The Participant acknowledges and agrees to the following:

(a)         The Plan is discretionary in nature and the Committee may amend, suspend, or terminate it at any time.

(b)         The grant of the Performance Share Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Share Units, or benefits in lieu of the Performance Share Units, even if the Performance Share Units have been granted repeatedly in the past.

(c)         All determinations with respect to future Performance Share Units, if any, including, but not limited to, the times when Performance Share Units shall be granted or when Performance Share Units shall vest, will be at the sole discretion of the Committee.

(d)        The Participant’s participation in the Plan is voluntary.

(e)        The future value of the Shares is unknown and cannot be predicted with certainty.

(f)         No claim or entitlement to compensation or damages arises from the termination or forfeiture of the Award, termination of the Plan, or diminution in value of the Performance Share Units or Shares, and the Participant irrevocably releases the Company and its Subsidiaries from any such claim that may arise.

(g)         Neither the Plan nor the Performance Share Units shall be construed to create an employment relationship where any employment relationship did not otherwise already exist.

(h)         Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue to be employed by the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company or the Subsidiary, which are hereby expressly reserved, to terminate the employment of the Participant under applicable law.

(i)         The transfer of the employment of the Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of service.

(j)         Nothing in this Agreement shall affect the Participant’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company or any Subsidiary in which the Participant is entitled to participate.

(k)         The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(l)         The Company reserves the right to impose other requirements on participation in the Plan, on the Performance Share Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local laws and Rules or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

12.         Changes in Stock.   In the event that as a result of a stock dividend, stock split, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other reorganization, the Company’s Class A Stock shall be increased, reduced or otherwise changed, the Performance Share Units shall be adjusted automatically consistent with such change to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participant hereunder.

13.         Address for Notices.   All notices to the Company shall be in writing and sent to the Company’s General Counsel at the Company’s corporate headquarters. Notices to the Participant shall be addressed to the Participant at the address as from time to time reflected in the Company’s employment records as the Participant’s address.

14.         Transferability.   The Participant shall have no right to sell, assign, transfer, pledge or otherwise encumber the Performance Share Units in any manner. Shares may be sold, assigned, transferred or encumbered only after they are issued to the Participant upon settlement. Following the settlement and issuance of Shares, in the event the Company permits the Participant to arrange for a sale of Shares through a broker or another designated agent of the Company, the Participant acknowledges and agrees that the Company may block any such sale and/or cancel any order to sell placed by the Participant, in each case if the Participant is not then permitted under the Company’s insider trading policy to engage in transactions with respect to securities of the Company. If the Committee determines that the ability of the Participant to sell or transfer Shares is restricted, then the Company may notify the Participant in accordance with Section 13 of this Agreement. The Participant may only sell such Shares in compliance with such notification from the Company.

15.         Binding Agreement.   Subject to the limitation on the transferability of this Award contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16.         Plan Governs.   This Agreement is subject to all terms and provisions of the Plan. Capitalized terms not defined in this Agreement shall have the respective meanings given to such terms in the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.

17.         Governing Law.   This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, United States of America, regardless of the law that might be applied under principles of conflict of laws.

18.         Captions.   Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

19.         Severability.   In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

20.         Modifications to this Agreement.   This Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.

21.         Amendment, Suspension or Termination of the Plan.   By accepting this Award, the Participant expressly warrants that he or she has received a right to a Performance Share Unit under the Plan, and has received, read, and understood a description of the Plan. The Participant understands that the Plan is discretionary in nature and may be modified, suspended, or terminated by the Company at any time.

22.         Compliance with Laws and Regulations; General Restrictions on Delivery of Shares.   The Participant understands that the vesting of the Performance Share Units under the Plan and the issuance, transfer, assignment, sale, or other dealings of the Shares shall be subject to compliance by the Company (or any Subsidiary) and the Participant with all applicable requirements under the laws and Rules of the country of which the Participant is a resident. Furthermore, the Participant agrees that he or she will not acquire Shares pursuant to the Plan except in compliance with the laws and Rules of the country of which the Participant is a resident.

The Company shall not be required to transfer or deliver any Shares or dividends or distributions relating to such Shares until it has been furnished with such opinions, representations or other documents as it may deem necessary or desirable, in its discretion, to ensure compliance with any law or Rules of the Securities and Exchange Commission or any other governmental authority having jurisdiction under the Plan or over the Company, the Participant, or the Shares or any interests therein. The award of Performance Share Units evidenced by this Agreement is also subject to the condition that, if at any time the Committee administering the Plan shall determine, in its discretion, that the listing, registration or qualification of the Shares (or any capital stock distributed with respect thereto) upon the New York Stock Exchange (or any other securities exchange or trading market) or under any United

States state or Federal law or other applicable Rule, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of the Performance Share Units evidenced by this Agreement or the issuance, transfer or delivery of the Shares (or the payment of any dividends or other distributions related to the Shares), the Company shall not be required to transfer or deliver any Shares or dividends or distributions relating to such Shares unless such listing, registration, qualification, consent or approval shall have been effected or obtained to the complete satisfaction of the Committee and free of any conditions not acceptable to the Committee.

23.         Electronic Delivery and Execution.   The Participant hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered under the Plan. The Participant understands that, unless revoked by the Participant by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of this Agreement. The Participant also understands that he or she will have the right at any time to request that the Company deliver written copies of any and all materials referred to above. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and will have the same force and effect as, his or her manual signature. The Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

24.         Authorization to Release and Transfer Necessary Personal Information.   The Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer of personal data. The Company, and its Subsidiaries hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its related entities may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its related entities may each further transfer Data to any third parties assisting the Company or any such related entity in the implementation, administration and management of the Plan. The Participant acknowledges that the transferors and transferees of such Data may be located anywhere in the world and hereby authorizes each of them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf to a broker or to other third party with whom the Participant may elect to deposit any Shares acquired under the Plan (whether pursuant to the Award or otherwise). The Participant further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the Performance Share Units, and his or her ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her human resources representative.

SCHEDULE A

The number of Performance Share Units to which the Participant will be entitled if the Participant satisfies the applicable service requirements will be calculated by the Committee based on the Company’s “Relative Total Stockholder Return” (as defined below). Specifically, the Committee shall calculate the number of vested Performance Share Units for the Participant if the Participant satisfies the applicable service requirements by multiplying the Participant’s Target Number of Performance Share Units by the applicable percentage determined as set forth below based on the Company’s Relative Total Stockholder Return results for the specified period. As noted in the Terms and Conditions to this Agreement, special rules apply under certain circumstances, such as death, PSU Disability, PSU Change in Control and Retirement.

The following table shall apply for calculating this Award:

Relative Total Stockholder Return Over the Company’s 20    - 20     Fiscal Years

25th Percentile	33.3ths Percentile	50th Percentile	62.5ths Percentile	75th Percentile
25%	50%	100%	150%	200%

The maximum percentage by which the Participant’s Target Number of Performance Share Units is multiplied cannot exceed 200%, and no Performance Share Units shall vest unless the Company’s Relative Total Stockholder Return performance for the specified period is equal to or greater than the level required to earn an award of 25% of the Participant’s Target Number of Performance Share Units.

If the Company’s Relative Total Stockholder Return performance falls between designated levels of performance set forth in the above table, the percentage by which the Participant’s Target Number of Performance Share Units is multiplied will be calculated by linear interpolation.

Relative Total Stockholder Return shall mean the percentile ranking of the Company’s Total Stockholder Return (as defined below) measured relative to each company in the Comparator Group’s Comparator Total Stockholder Return (as defined below) during the period from March 1, 20__ through February __, 20__ (the “Valuation Period”). The Comparator Group shall consist of those companies that are included in the S&P 500 Index during both the last ten (10) trading days of the Company’s 20__ fiscal year (ending February __, 20__) and the last ten (10) trading days of the Company’s 20__ fiscal year (ending February __, 20__) and only relates to the class of stock included in that index.

The percentile ranking of the Company’s Relative Total Stockholder Return shall be that fraction which is calculated by dividing the number of companies in the Comparator Group whose Comparator Total Stockholder Return performance is exceeded by the Company (based on the Total Stockholder Return) by the total number of companies in the Comparator Group.

Except as noted in this Schedule A, no adjustments for Extraordinary Items shall be made when calculating Relative Total Stockholder Return.

Total Stockholder Return shall mean the percentage rate of growth during the Valuation Period of an investment of $1,000 in shares of Class A Common Stock on the first day of the Valuation Period, assuming reinvestment of all dividends paid during the Valuation Period and adjusted in an equitable manner for any material stock splits, reverse stock splits or similar transactions.

Comparator Total Stockholder Return for an applicable company in the Comparator Group shall mean the percentage rate of growth during the Valuation Period of an investment of $1,000 in shares of the common stock of the applicable company in the Comparator Group on the first day of the Valuation Period, assuming reinvestment of all dividends paid during the Valuation Period and adjusted in an equitable manner for any material stock splits, reverse stock splits or similar transactions.

Total Stockholder Return for the Company or any applicable company in the Comparator Group shall be measured based on the average Fair Market Value of the applicable share of stock for the last ten (10) trading days prior to the commencement of the Company’s 20__ fiscal year on March 1, 20__ as compared to the average Fair Market Value of the same shares for the last ten (10) trading days of the Company’s 20__ fiscal year ending on February __, 20__. The Fair Market Value of the Company’s Class A Common Stock or of a share of the common stock of a company in the Comparator Group shall mean the closing price of a share of that stock on the New York Stock Exchange or other national stock exchange on which that stock is actively traded for that date as reported in the Wall Street Journal, Eastern Edition or such other standard reference service as the Committee may select.